Exhibit 99.2

Travelport Announces Launch of Debt Refinancing Transaction

ATLANTA, August 1, 2014 — Travelport Limited announced today the launch of a debt refinancing transaction. Travelport, through its wholly-owned Luxembourg subsidiary, is seeking commitments from lenders (i) under a new senior secured credit facility for an aggregate principal amount of $2,400 million, and currently expects the new senior secured credit facility to be comprised of (a) a single tranche of term loans of $2,300 million maturing in 2021 (the “Term Facility”) and (b) a revolving credit facility of $100 million (which may be increased in accordance with the terms of the credit documents) maturing in 2019 (the “Revolving Facility” and together with the Term Facility, the “Credit Facilities”) and (ii) under a senior unsecured bridge loan facility in an aggregate principal amount of $500 million (together with any high yield debt securities issued in connection with or in exchange therefor, the “Bridge Facility”).

The net proceeds of the Term Facility, together with borrowings under the Bridge Facility, will, among other things, be used to (i) repay certain of the indebtedness outstanding under the first and second lien term loans under Travelport LLC’s Sixth Amended and Restated Credit Agreement and Second Lien Credit Agreement and (ii) redeem certain of the following outstanding debt securities issued by Travelport LLC and Travelport Holdings, Inc.: (A) Senior Floating Rate Notes Due 2016, (B) 13.875% Senior Fixed Rate Notes Due 2016, (C) 11.875% Senior Subordinated Fixed Rate Notes Due 2016, (D) 11.875% Dollar Senior Subordinated Fixed Rate Notes Due 2016 and (E) 10.875% Senior Subordinated Euro Fixed Rate Notes Due 2016.

The Credit Facilities will be secured by a senior priority lien on substantially all existing and future property and assets of Travelport Limited and its domestic and certain foreign subsidiaries, as well as the equity of Travelport Limited. The Bridge Facility will be unsecured but guaranteed on a senior basis.

The terms of the Credit Facilities and the Bridge Facility will provide for customary representations and warranties, affirmative and negative covenants and events of default. The covenants, subject to certain exceptions, will restrict, among other things: (i) debt incurrence; (ii) lien incurrence; (iii) investments, dividends and distributions; (iv) dispositions of assets and subsidiary interests; (v) acquisitions; (vi) sale and leaseback transactions; and (vii) transactions with affiliates.

Deutsche Bank Securities Inc. and Morgan Stanley Senior Funding, Inc. will act as joint lead arrangers and joint bookrunners for the Credit Facilities and the Bridge Facility.

There can be no assurances that Travelport will be able to consummate the refinancing transaction on the terms described or at all.

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About Travelport (www.travelport.com)

Travelport is a leading travel commerce platform providing distribution, technology, payment and other solutions for the $7 trillion global travel and tourism industry. Travelport is comprised of a travel commerce platform, through which it facilitates travel commerce by connecting the world’s leading travel providers with online and offline travel buyers in a travel commerce marketplace; and its Technology Services, through which it provides critical IT services to airlines, such as shopping, ticketing, departure control and other solutions, enabling them to focus on their core business competencies and reduce costs.

With a presence in over 170 countries, approximately 3,600 employees and a net 2013 revenue of $2.1 billion, Travelport is a privately owned company.

Contacts:

Investors:

Peter Golby

Vice President, Investor Relations

+44 (0)1753 288 187

peter.golby@travelport.com

Media:

Kate Aldridge

Vice President, Corporate Communications

Tel: +44 (0)1753 288 720

kate.aldridge@travelport.com

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